Exhibit 4.19

Date: May 6th 2008

Att:

The First International Bank of Israel Ltd (hereinafter: “the bank”)

Ramat Gan Branch

Dear Sir or Madam,

Whereas Audiocodes Ltd (hereinafter: “the company”) benefits from credit and various banking services (hereinafter: “the credit”);

And whereas the company has approached you with a request to increase its credit, that is, to grant a credit line for long term loans and you approved the aforementioned credit line, for a sum that shall not exceed 15,000,000 dollars on the terms detailed in the credit line approval attached as Appendix A (hereinafter: “the loans”);

And whereas Shabtai Adlersberg holds shares in the company and is a stakeholder in the company as detailed in his report to the Securities Authority in the United States in February 2008 attached as an integral part of this document and according to the definition of the term “stakeholder” in the Securities Law 5728-1968 (hereinafter: “the stakeholder”);

And whereas as one of the terms for provision of the loans the bank has demanded that the company and the stakeholder shall sign on this document and the undertakings detailed hereinafter, and the company and the stakeholder have consented to this.

Now therefore the company declares and undertakes vis-à-vis the bank that for an long as there shall be debts and undertakings of the company vis-à-vis the bank for provision of the loans, all the following shall be imposed:

1.	The company shall comply at all times with the terms and the financial ratios hereinafter, which shall be examined pursuant to the company’s consolidated quarterly financial reports (the annual reports shall be audited pursuant to US GAAP or other regulatory rules which shall come in their stead).

1.1.	The company’s equity capital according to the financial reports as shall be detailed hereinafter shall be no less than a total of 25,000,000 dollars and the percentage relative to the total of the balance sheet shall not be less than 15%. Starting from the balance sheet of December 31st 2009 the company’s capital equity, as detailed hereinafter, shall be no less than a total of 30,000,000 dollars and its percentage relative to the balance sheet shall not be less than 15%.

The equity capital - as it appears in the company’s financial reports (including inter alia the company’s redeemed equity capital, capital funds, the balance of the profit which were undesignated less the cost of the company shares held by it or by subsidiaries plus/less any other clause included within the framework of the equity capital clause in the financial reports) plus the deferred owners loans, less the loans provided to affiliated parties, less intangible assets as they shall appear in the company’s financial reports.

2

[In this matter, affiliated parties, are according to their meaning in Manifesto No. 29 as regards affiliated parties of the Institute of Certified Public Accountants in Israel.]

Sums that shall be deducted from the equity capital for the purpose of calculation the equity capital as defined above, shall be deducted also from the total of the balance sheet for the purpose of calculating its percentage, as required in the preface to Section 1.1 above.

1.2.	The total of the company’s bank financing undertakings shall not exceed $30,000,000. It is hereby clarified that the company’s 2% Senior Convertible Notes Due 2024 (“Convertible Notes”) shall not be taken into account as financing undertakings. The loan shall not be a senior convertible note of the company.

The bank financing undertakings are defined as loans (short term and long term) from banks and other financial institutions.

1.3.	The accrued operating capital (US GAAP) for the last 4 quarters starting from December 31st 2008 shall not be less than a total of $3,000,000. Notwithstanding the aforementioned, a loss of up to $3,000,000 for an accounting record for the value of the benefit grossed up by granting options to employees pursuant to FAS123 shall not constitute a breach of the criteria.

1.4.	Up to the date of realization of the options for redemption of the convertible notes (Security No. 050732AB2) (hereinafter: “the bond”) in November 2009, the inclusive sum received in cash (as defined hereinafter) plus investments (as defined hereinafter) shall not be less at any time than 120,000,000 dollars. The balance of the cash shall not be less at any time than 15,000,000 dollars.

3

From the date of redemption of the bond the inclusive bond received from the company’s chargeable customers plus cash and plus investments shall not be less at any time than a total of 40,000,000 dollars whereby the inclusive sum received from cash plus investments shall not be less at any time than a sum of 20,000,000 dollars and the cash balance shall not be less at any time than 15,000,000 dollars.

Cash - as it appears in the company’s financial reports includes cash and cash equivalent, short term deposits for a term of up to one year.

Investment - long term deposits up to two years, negotiable bonds ranked A+ for a term of up to two years.

1.5.	Notwithstanding the aforementioned in Section 1.2 above, in the event that the total bank financing of the company shall not exceed 15,000,000 dollars, the inclusive sum received from cash plus investments shall not be less at any time than a sum of 10,000,000 dollars, and including the company’s receivable customers no less than 20,000,000 dollars.

The company declares that as of the date of signature on this document it is complying with the terms and the financial ratios determined in Section 1 above.

4

2.	The company undertakes that inasmuch as the regulatory rules that shall be implemented differ from those implemented by it on the date of signature on this letter of undertaking, the company shall approach the bank in order to correlate its undertakings pursuant to Section 1 above to the changes derived from the implementation of the rules. In the event that the company and the bank shall not reach an agreement in regard to the changes required within 30 days from the date that the company contacted the bank or within another time period to be determined by the parties, this shall be cause for immediate defrayal of the company’s debts and undertakings.

3.	There shall be no change to the holdings of the stakeholder in the company as such that he shall decrease his holdings under the percentage of holdings required pursuant to the Securities Law 5728-1968 for the purpose of defining a stakeholder, without the consent of the bank in advance and in writing.

4.	Loans that the company has received and/or shall receive from the stakeholder in the company (hereinafter: “owners loans”) shall be inferior and deferred from the company’s debts and obligations to the bank for provision of the loans, and that the company’s debts and undertakings vis-à-vis the bank for provision of the loans shall have priority as compared to the owners loans as they shall be at any time. To avoid doubt, it is hereby clarified that the services that the stakeholder provides and/or shall provide to the company “as a functionary” of the company, including as Chairman of the Board of Directors, President and/or CEO of the company, shall not be considered as owners loans, and the company’s debts and undertakings vis-à-vis the bank shall not have priority as compared to these services, and the company shall be permitted to pay the stakeholder for these services without any restriction.

5

5.	The company undertakes not to pay management fees, dividends, interest payments and/or any other payment to shareholders, and not to defray owners loans or any part of them until all the sums due from it have been defrayed in full to the bank for provision of the loans, and for as long as all the company’s debts and undertakings shall not be defrayed in full to the bank for provision of the loans. To avoid doubt it is hereby clarified that the company is not restricted (a) in purchase of company shares and/or convertible bonds of the company on condition that the company complies with the terms and financial ratios determined in Section 1 above; (b) in payment of interest and/or other payments imposed and/or shall be imposed on the convertible note.

6.	We hereby declare that as of the date of signature on this document (apart from that detailed in the Registrar of Companies report) we have not created any pledge and any lien of any type whatsoever on any asset whatsoever of our assets and we have not provided any guarantee whatsoever in favour of any third party whatsoever, and also we have not undertaken to create a pledge and/or lien and/or to provide a guarantee as aforementioned, and all apart from the guarantees during the normal course of business and bank guarantees (which were not provided against them, by us, guarantees that are not during the normal course of business and/or other securities whatsoever).

6

Notwithstanding the aforementioned in this section, the company shall be permitted to create a floating lien in favour of other banks, and a first degree fixed lien on monetary deposits that shall be deposited from time to time in those same banks on condition that prior to the creation of the liens, a pari passu agreement shall be signed between the banks in regard to the division of the considerations from realization of the liens.

To avoid doubt it shall be clarified that in the event that the company shall create any other security to guarantee its debts vis-à-vis another bank whereby between it and the bank a pari passu agreement shall be signed as aforementioned, the company shall also create that same security in favour of the bank.

7.	We hereby undertake that we shall not sell and/or transfer and/or hand over and/or lease and/or rent (hereinafter, jointly and severally - transfer) any assets whatsoever (including monies), of any shape or form whatsoever, as they are extant at present and as they shall be in the future in entirety or in part, from our ownership and/or our possession for a continuous period of 12 months, whereby the value of the assets exceeds 1 million US dollars (or equivalent value in foreign currency and/or in NIS), not during the normal conduct of business and for full remuneration to third parties (including any of them who are our shareholders directly or indirectly), without the consent of the bank in writing and in advance.

8.	We hereby undertake that we shall not execute purchases/investments of any type whatsoever of/in companies and/or of/in assets and in any way whatsoever, whether indirectly or directly, whereby the sum of the purchase/investment exceeds 10 million US dollars (or the equivalent value in foreign currency and/or in NIS, pursuant to the cost of the investment) for a continuous period of 12 months, without notice to the bank in writing and in advance. Notice to the bank shall not be given before a notice to the public if such shall be required.

7

9.	The company shall present to the bank close to receipt of its request, ongoing documents and information as regards the company businesses and its financial status without derogating from the generality of the aforementioned, the bank shall receive, inter alia, starting from the date of signature on this document ongoing reports as follows:

9.1.	Within 180 days from December 31st of each year the company shall transfer to the bank all its financial reports for December 31st of the year that has ended, whereby the abovementioned reports are audited by an external CPA.

9.2.	Within 75 days from the last day of each of the months March, June, September and December of every year the company shall transfer to the bank all the company notices to the press as regards a summary of the financial reports relating to the calendar quarter ending on the last day of each of the abovementioned months including a report on changes to equity capital which were made pursuant to accepted accounting principles (US GAAP).

9.3.	Within 30 days from the last day of each quarter the company shall transfer to the bank receivables data (including customers in Israel, overseas, various receivables and debts to creditors with priority) and debit balances to the banking system. The data shall relate to the last day of each quarter.

8

9.4.	Within 30 days from the last day of each quarter the company shall transfer to the bank a report of the composition of the company’s investments portfolio including the ranking of the securities composing the company’s investments portfolio. The report shall be signed by the company and include reference by the company as to their compliance with the criteria as detailed in Section 1.4 above.

9.5.	In the event that the company shall prepare additional financial reports in Israel and overseas, audited or unaudited and/or additional financial reports such as prospectuses, business plans and so forth, presented to any entities whatsoever in Israel or overseas and published by the company, the company shall transfer copies of these reports to the bank immediately on their preparation.

9.6.	Without derogating from the aforementioned in this section, the bank representatives shall be permitted to meet with the company’s CPA at any time at their request for the purpose of ascertaining the data regarding the financial status of the company.

For the purpose of this document the term “financial reports” shall be interpreted as - balance sheet, profit and loss report, cash flow report, changes to equity capital report including annotations to them which were prepared and audited pursuant to accepted accounting rules (US GAAP).

9

10.	The company shall inform the bank immediately of any claim or legal proceeding exceeding a sum of one million dollars of any type whatsoever which have been filed or have been opened with a court, tribunal or any other judicial institution, in Israel or overseas.

11.	The company is aware that in any event of breach of one or more of its undertakings pursuant to this document including in the event of a breach derived from implementation of regulatory rules that are different to those implemented by it on the date of signature on this letter of understanding, in entirety or in full, then further to any other relief that the bank shall be entitled to pursuant to any document that has been signed and/or shall be signed by the company and subject to the company’s right to remedy these breaches if and inasmuch that it exists and/or subject to any law, the bank shall be permitted, but not obligated, to defray immediately the sums due to it from the company for provision of the loans, in entirety or part of them, and to realize any security and/or guarantee provided to it by the company and/or for it.

12.	All the company’s and the stakeholder’s undertakings pursuant to this document and all the bank’s rights pursuant to it are in addition to and independent of the undertakings, the securities and the guarantees that the bank received and/or shall receive from the company and/or from the stakeholder and/or from either of them and they shall not influence them and shall not be influenced by them.

13.	The bank’s waiver of any prior breach whatsoever or any prior non-compliance whatsoever of one or more of the undertakings to them, whether that same undertaking is incorporated in this document or whether it is incorporated or shall be incorporated in any other document whatsoever, shall not be considered as justification for an additional breach or an additional non-compliance of any condition or undertaking as aforementioned; and the bank’s abstention from use of any right whatsoever given to it pursuant to any document whatsoever and/or pursuant to any law, shall not be interpreted as a waiver of that same right.

10

14.	To avoid doubt it is hereby clarified that nothing stated in this document shall derogate or diminish in any way whatsoever from any undertaking by the company and/or the stakeholder and/or either of them vis-à-vis the bank and/or any right or obligation whatsoever of the bank vis-à-vis the company and/or vis-à-vis the stakeholder pursuant to a general current loan account contract and any other document which has been signed and/or shall be signed by them and/or by any of them.

Yours sincerely,

	(signature)	(signature)

Stamp:	Audiocodes Ltd

Public Co. 520044132

11

I the undersigned, a shareholder/stakeholder and company CEO of Audiocodes Ltd (hereinafter: “the company”) confirm and undertake to you as follows:

1.	I confirm my consent to provide the aforementioned undertakings by the company.

2.	I undertake not to cause or to agree to a change in the percentage of my holdings in the company, which shall decrease my holdings to less than the percentage of holdings required pursuant to the Securities Law, 5728-1968 as regards the definition of a stakeholder, including by way of transfer of shares and/or allocation of shares and/or in any other fashion and to change the identity of the stakeholder as such that it shall cause the company to breach its abovementioned undertakings.

3.	I agree and undertake that the loans that the company has received and/or shall receive from me (hereinafter: “the owners loans”) shall be inferior and deferred from the company’s debts and undertakings to the bank for provision of the loans and that the company’s debts and undertakings vis-à-vis the bank for provision of the loans shall have priority as compared to the company’s debts to me for the owners loans as they shall be from time to time, and that the company and/or its representative and/or on its behalf shall pay and defray to the bank all its debts and undertakings to the bank, and this before defrayal of the owners loans as they shall be at that time. To avoid doubt it is hereby clarified that the services that the stakeholder provides and/or shall provide to the company as a “functionary” of the company, including as chairman of the board of directors, president and/or company CEO, shall not be considered as owners loans, and the company’s debts and obligations vis-à-vis the bank shall not have priority as compared to these services and the company shall be permitted to pay the stakeholder for these services without any restriction.

12

4.	Without derogating from the aforementioned in Section 3 above I hereby undertake not to request and not to receive from the company by any method whatsoever payments on account of the defrayal of the owners loans, or any part of them, for as long as the company’s debts and undertakings have not been defrayed in full to the bank for the provision of the loans. To avoid doubt, it is hereby clarified that the company shall be permitted to pay the stakeholder for services that the stakeholder provides and/or shall provide to the company as a “functionary” of the company, including as chairman of the board of directors, president and/or company CEO without any restriction.

5.	I hereby undertake that in the event that for any reason whatsoever I shall receive any payment whatsoever on account of defrayal of the owners loans, and this when at that time you have not received defrayal of the company’s debts and undertakings in full to you for the provision of the loans, I shall pay and defray to you any sum that shall be paid to me and/or that I shall receive on account of defrayal of the owners loans as aforementioned.

6.	My aforementioned undertakings shall be rescinded on the cancellation of the company’s aforementioned undertaking without any further notice.

Date: May 6th 2008	Name: Shabtai Adlersberg	Signature:	(Signature)

13

Confirmation of the Chairman of the Board of Directors

I the undersigned Shabtai Adlersberg, Chairman of the Board of Directors of AudioCodes Ltd (hereinafter “the company”) hereby confirm the following:

1.	The company has resolved to undertake vis-à-vis the First International Bank in Israel Ltd (hereinafter: “the bank”) to guarantee defrayal of the loans; the undertakings detailed in the document attached to this confirmation are an integral part of it thereof.

2.	The company Board of Directors confirm that all the approvals required by law and pursuant to the incorporation documents of the company have been received for the undertakings detailed in Section 1 above.

3.	Mr Shabtai Adlersberg, ID. ######### whose position is Chairman and CEO and Mr Nachum Falek, ID. ######### whose position is VP Finance have been authorized to sign on any documents required and that shall be required by the bank in regard to execution of the abovementioned resolutions.

(signature)	May 6th 2008
Signature of Chairman	Date

14

Confirmation of Attorney

I the undersigned Itamar Rosen, the company attorney, hereby confirm as follows:

1.	This document has been signed by the Chairman of the Board of Directors, Mr Shabtai Adlersberg, who is known to me personally.

2.	The resolutions detailed above were passed lawfully, pursuant to the documents of incorporation of the company.

3.	All the approvals required by law have been received, including pursuant to the provisions imposed on “Transactions with Stakeholders”, if and inasmuch as they are imposed, for ratification of the transactions detailed in Section 1 above.

4.	The signatures of the gentlemen detailed in Section 3 above together with the company stamp bind the company in the matter of the undertakings detailed in Section 1 above, including reporting to the Registrar of Companies on behalf of the company.

May 6th 2008	(signature)
Date	Stamp: Itamar Rosen, Adv
No. 24634

15